Exhibit 10.7(k)
30 May 2006
(1) TRM (ATM) Limited
- and -
(2) Kevin Waterhouse

SENIOR EXECUTIVE AGREEMENT

CONTENTS

1. DEFINITIONS AND INTERPRETATION	41
2. DUTIES	42
3. HOURS OF WORK	43
4. PLACE OF WORK	43
5. TERM OF EMPLOYMENT	43
6. SALARY	44
7. EXPENSES	44
8. COMPANY CAR	44
9. MOBILE PHONE	45
10. INSURANCE BENEFITS	45
11. PENSIONS	45
12. HOLIDAY	46
13. ABSENCE	46
14. TERMINATION	47
15. INTEGRITY/ SHARE DEALING	50
16. CONFIDENTIAL INFORMATION	51
17. INTELLECTUAL PROPERTY RIGHTS	53
18. RESTRICTIVE COVENANTS	55
19. GARDEN LEAVE	57
20. RIGHTS OF SUSPENSION	57
21. USE OF PROPERTY	58
22. PERSONAL DATA	58
23. MEDICAL EXAMINATION	59
24. DECLARATION OF INTERESTS	59
25. COLLECTIVE AGREEMENTS	59
26. DISCIPLINARY AND GRIEVANCE PROCEDURES	59
27. NOTICES	59
28. ENTIRE AGREEMENT	60
29. GOVERNING LAW	60
SCHEDULE 1: PARTICULARS OF EMPLOYMENT	61

THIS AGREEMENT is made on 30 May 2006
BETWEEN:
(1)	TRM (ATM) Limited (registered number 3782309) whose registered office is at 1a Meadowbrook, Maxwell Way, Crawley, West Sussex RH10 9SA (the ‘Company’); and

(2)	Kevin Waterhouse of 6 Tregarn Court, Langstone, Newport Gwent, NP18 2JJ (the ‘Executive’)

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement:

the ‘Board’ means the board of directors of the Company or a duly authorised committee thereof;

‘Business Day’ means a day other than Saturday on which banks in London are open as normal;

the ‘Commencement Date’ means the date on which the Executive’s employment is deemed to have commenced as set out in sub-clause 5.1;

‘Confidential Information’ has the meaning given to it in sub-clause 16.1; ‘Group’ means the Company and:
any company which is for the time being a holding company of the Company; and
any company which is for the time being a subsidiary of the Company or of such holding company;
and the expressions ‘subsidiary’ and ‘holding company’ bear the same meanings in this agreement as in section 736 of the Companies Act 1985;
a ‘Relevant Company’ means a company in the Group for which the Executive carries out work, or with which he is concerned in a material way during the course of his employment under this agreement;

‘Termination’ means the termination of the Executive’s employment under this agreement, whether through expiration of any fixed term or for any other reason.
1.2	A reference to a statute or statutory provision includes reference to that statute or statutory provision as modified or re-enacted or both from time to time both before and after the date of this agreement.
1.3	A reference to a clause, sub-clause or one of the Schedules means a clause or sub-clause of, or one of the Schedules to, this agreement.

1.4	Schedule 1 sets out the particulars of the Executive’s employment with the Company in accordance with section 1 of the Employment Rights Act 1996.

2.	DUTIES

2.1	The Executive will work for the Company as Managing Director. The Executive may be required to work in another capacity or position or to undertake work of a different description.

2.2	During employment under this agreement the Executive will:
2.2.1	perform such duties and exercise such powers and functions for the benefit of or on behalf of a Relevant Company as may from time to time be reasonably assigned to or vested in him;

2.2.2	unless prevented by ill health devote the whole of his time, attention and ability during working hours to the duties under this agreement;

2.2.3	comply with all lawful and reasonable requests and instructions of the Board (or by anyone authorised by it) and give to the Board such explanations, information and assistance as it may reasonably require;

2.2.4	comply with all rules, regulations, policies and procedures of each Relevant Company from time to time in force;

2.2.5	serve the Group well and faithfully to the best of his ability and use his best endeavours to promote the interests of the Group;

2.2.6	act only in accordance with the Memorandum and Articles of Association of each Relevant Company;

2.2.7	comply at all times with the terms of this agreement and such other terms as the Company may reasonably require from time to time; and

2.2.8	inform the Company of any change of address.
2.3	Notwithstanding the provisions of sub-clause 2.2, the Company will be under no obligation to vest in or assign to the Executive any powers or duties, or to provide any work for him provided that the Company will continue to pay the Executive his full basic salary and make available to him all other benefits to which he is entitled under this agreement during the period when no powers or duties are vested in or assigned to him.

3.	HOURS OF WORK

3.1	The Executive is entitled to a one hour break for lunch each working day during the working week which is normally Monday to Friday but there are no fixed working hours. The Executive agrees to work such hours and at weekends, holidays and public holidays as are reasonably necessary for the proper performance of his duties. The Executive acknowledges that any hours worked by him beyond his normal working hours cannot be measured or predetermined and so fall within Regulation 20(2) of the Working Time Regulations 1998 (the ‘Regulations’). The Executive is not entitled to any additional remuneration for any hours worked outside normal working hours.

3.2	Without prejudice to sub-clause 3.1, if any hours worked by the Executive beyond normal working hours do not fall within Regulation 20(2) of the Regulations, the Executive agrees that the maximum weekly working time limit provided for in Regulation 4(1) of the Regulations will not apply to him. In that event, he specifically waives that limit by signing this agreement, although he has the right to terminate that waiver by providing three months’ written notice.

4.	PLACE OF WORK

4.1	The Executive’s normal place of work is the Company’s registered office at 1a Meadowbrook, Maxwell Way, Crawley, West Sussex RH10 9SA or such places of business as the Board may from time to time reasonably require. The Executive will also be required to travel within and outside the United Kingdom in order to perform his duties. The Company will procure that the Executive is paid for all costs properly and reasonably incurred by him pursuant to any relocation that is required by the Company provided that any costs must be agreed in advance.

5.	TERM OF EMPLOYMENT

5.1	The Executive’s employment under this agreement commenced with effect from 1 January 2006.

5.2	Subject to the provisions for termination of this agreement contained below his employment under this agreement will continue until terminated either by the Company giving to the Executive not less than nine (9) months’ written notice or by the Executive giving to the Company not less than four (4) months written notice.

5.3	No employment with a previous employer will count as part of the Executive’s period of continuous employment with the Company, which commenced on 7 January 2002.

5.4	The Executive warrants that by entering into this or any other existing or proposed agreement with a company in the Group and performing his duties under it he will not be in breach of any express or implied terms of any contract or other obligation which is binding on him.

5.5	The Executive will disclose in writing to the Company all ongoing obligations or restrictions under any previous agreements relating to his employment or engagement.

6.	SALARY

6.1	The Executive will be entitled to a salary of one hundred and twenty-five thousand pounds (£125,000) per annum with effect from 1 January 2006 which will accrue daily and be payable by equal monthly instalments in arrears on or about the 28th day of each calendar month.

6.2	On Termination the Executive’s salary will be apportioned in respect of the period from the last monthly payment to the date on which his employment under this agreement terminates.

6.3	The Company will review the Executive’s salary annually without there being any obligation to increase it. If an increase is warranted, it will be based solely on merit.

6.4	The Company may pay the Executive a bonus from time to time as may be recommended by the Chief Executive Officer and determined in the sole discretion of the Compensation Committee of the Board of Directors of the TRM Corporation or by the entire Board of Directors of the TRM Corporation.

6.5	The Executive authorises the Company to deduct from his salary or from any pay in lieu of notice any sums that he owes to any Company in the Group.

7.	EXPENSES

7.1	The Company will procure that the Executive is reimbursed for all reasonable travelling, hotel, entertainment and other business expenses incurred in the performance of his duties, provided that he complies with the Company’s rules in this respect and submits to the Company valid receipts and/or such other proof of payment as the Company may require.

7.2	To facilitate the payment of the Executive’s expenses, the Company will provide the Executive with a company credit card in his name for which the account will be rendered to and paid by the Company. The Executive will use the card solely for the purpose of expenses referred to in clause 7.1 and return it to the Company’s registered office immediately upon the termination of this agreement.

8.	COMPANY CAR

8.1	The Company will provide the Executive with the use of a car (“the Car”) or the Company will provide the Executive a car allowance not less than £750 paid through monthly payroll, which will be reviewed every two years.

9.	MOBILE PHONE

9.1	The Company will provide the Executive with the use of a mobile phone, which will remain the Company’s property.

9.2	The Company will bear the cost of all business calls made by the Executive using the mobile phone. However, it may require him to indicate on each itemised bill which calls are personal and to reimburse it for those personal calls which, in its opinion, exceed a reasonable allowance for personal usage. The Company may deduct the cost of these calls from the Executive’s salary.

10.	INSURANCE BENEFITS

10.1	During his employment the Executive will be entitled at the Company’s expense, subject to sub-clauses 10.2 and 10.3 and in accordance with the terms of the policies in force:
10.1.1	to become a full member of the Company’s private medical insurance scheme with BUPA and for his spouse and children under the age of eighteen (18) also to be members;

10.1.2	to participate in the Company’s personal accident insurance plan with Robert Flemming Insurance.
10.2	Neither any outstanding or prospective entitlement to the benefits referred to in sub-clause 10.1, nor any actual or prospective loss of entitlement to those benefits, will preclude the Company from exercising any right to terminate the Executive’s employment under this agreement and/or from withdrawing or implementing alternative schemes.

10.3	If any benefits provider (including but not limited to any insurance company) refuses for any reason to provide any benefits to the Executive, the Company will not be liable to provide any such benefits itself or to pay any compensation in lieu of them.

11.	PENSIONS

11.1	The Executive is responsible for arranging his own pension. The Company provides access to a stakeholder pension scheme. The details of the stakeholder pension scheme the Company has designated for this purpose are available on request. The Company will contribute annually in equal monthly instalments an amount equal to 5% of the Executive’s salary (or, if less, the maximum contribution permitted under the Income and Corporation Taxes Act 1988) to either a personal or stakeholder pension scheme arranged by the Executive or to any stakeholder pension scheme designated by the Company that the Executive has joined. By entering into this agreement the Executive consents to the deduction of any contributions due from him under the Pension Scheme.

11.2	A contracting out certificate under the Pensions Schemes Act 1993 is not in force for the Executive’s employment.

11.3	The retirement age for all employees is 65 years.

12.	HOLIDAY

12.1	The Executive will be entitled to 30 days’ paid holiday in addition to public holidays in each holiday year which runs from 1 January to 31 December.

12.2	Holidays may be taken only by prior arrangement with the CEO of the Company. The Executive may carry forward a maximum of five days’ holiday into the next holiday year. No payment will be made for holiday not taken during the holiday year in which it is accrued.

12.3	In the first and final holiday years of the Executive’s employment, his holiday will be calculated at the rate of 2.5 days for each complete calendar month of his employment during that holiday year. The Executive will be entitled on Termination to receive payment in lieu of any accrued untaken holiday entitlement. If the Executive has taken holiday in excess of his accrued holiday entitlement he will be required to repay the Company any salary received in respect of such holiday and the Company will be entitled to deduct such salary from any amount due to the Executive. The basis for payment and repayment is 1/260th of the Executive’s salary for each day’s holiday at the time when the holiday is taken or repayment is due.

12.4	If the Company elects to pay the Executive in lieu of notice, the Executive will not accrue any holiday in respect of the notice period during which he would otherwise have worked.

12.5	The Company may require the Executive to take all or part of any outstanding holiday entitlement during any period of notice to terminate his employment including any period of notice during which he is suspended from the performance of any of his duties in accordance with clause 20.

13.	ABSENCE

13.1	For the purposes of clause 13, any reference to the Executive being ‘absent’ or to the Executive’s ‘absence’ will mean an absence from work due to sickness, injury or other incapacity.

13.2	The Executive will notify or arrange to notify the President and CEO as soon as practicable during the first day of absence and (unless otherwise requested by the Company) on each subsequent day or, in the case of long term illness, the first day of each subsequent week that the absence continues.

13.3	If the Executive is absent for seven or fewer consecutive calendar days (including weekends and public holidays) he will immediately on return to work supply the Company with a completed self-certification form (which is available from the Company) covering the period of absence.

13.4	If the Executive is absent for more than seven consecutive calendar days (including weekends and public holidays), he will furnish the Company with a medical certificate signed by a qualified doctor that relates to and explains the entire absence.

13.5	If the Executive fails to comply with the requirements of sub-clauses 13.2, 13.3 or 13.4:
13.5.1	entitlement to be paid during absence may be lost;

13.5.2	the Company may properly refuse to pay any statutory sick pay for the absence;

13.5.3	repetition of such failure may result in disciplinary action; and

13.5.4	unless there are exceptional circumstances, the Company may, instead of withholding payment, treat each half day’s absence as holiday taken by the Executive, and deduct it from his annual holiday entitlement.
13.6	If the Executive is absent, provided that he has complied with all the requirements of sub-clauses 13.2 to 13.4 he will be entitled to full remuneration for a total of two (2) weeks absence in any twelve month period after deduction of any social security or other benefits recoverable by him (whether or not recovered).

13.7	If the Executive is absent for more than sixty (60) working days, either consecutively or in aggregate, in any twelve month period the Company will be entitled to terminate this agreement by giving the statutory minimum period of written notice irrespective of whether the Executive has any outstanding or prospective entitlement to Company sick pay or any other sickness or incapacity benefit (whether contractual, statutory or otherwise).

13.8	If the Executive’s absence exceeds thirty (30) working days the Company will be entitled to appoint a temporary replacement to cover the Executive’s absence.

13.9	If the Executive is absent by reason of circumstances where he has a claim for compensation against a third party and he recovers compensation for loss of earnings from that third party or otherwise, he will repay a sum equal to the amount recovered or, if less, any amounts paid to him by the Company during his absence.

14.	TERMINATION

14.1	Without prejudice to any other remedy, the Company may terminate this agreement with immediate effect and without notice or payment in lieu of notice if the Executive:
14.1.1	reaches the retirement age set out in sub-clause 11.3;

14.1.2	is in the reasonable opinion of the Board in serious or persistent neglect of his duties under this agreement;

14.1.3	is in the reasonable opinion of the Board incompetent in the performance of his duties;

14.1.4	commits a material breach or non-observance of any of the conditions of this agreement;

14.1.5	neglects, fails or refuses to carry out duties properly assigned to him under this agreement, or takes any action likely to harm the business of a company in the Group;

14.1.6	is convicted of any criminal offence which is punishable by 6 months or more imprisonment and/or is relevant to the Executive’s employment;

14.1.7	commits an act of fraud or dishonesty, regardless of whether it is related to his employment under this agreement;

14.1.8	becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

14.1.9	becomes of unsound mind or suffers from a mental disorder and:
(a)	is admitted to hospital in pursuance of an application for treatment under the Mental Health Act 1983, or

(b)	has an order made by a relevant court for detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to the Executive’s property or affairs;
14.1.10	has a disqualification order made against him under the Company Directors Disqualification Act 1986 or otherwise becomes prohibited by law from being a director;

14.1.11	ceases to hold office as a director of a company in the Group (other than through retirement in accordance with any provisions for the rotation of directors); or

14.1.12	is guilty of any act of gross misconduct including the following:
(a)	theft or deliberate falsification of records;

(b)	physical violence or deliberate damage to property;

(c)	bullying, harassment or discrimination;

(d)	serious insubordination;

(e)	misuse of an organisation’s property or name;

(f)	bringing any company in the Group into serious disrepute;

(g)	serious negligence resulting in unacceptable loss, damage or injury;

(h)	serious breach of confidence;

(i)	serious infringement of health and safety rules; and

(j)	serious incapability while on duty due to alcohol or other drug abuse.
This list is not intended to be exhaustive.
14.2	The Executive acknowledges that the reasons for termination specified in sub-clause 14.1 are substantial and sufficient to justify dismissal, and that it would be fair and reasonable for the Company to terminate the agreement in the circumstances and in the manner provided for in that sub-clause.

14.3	On Termination the Executive will:
14.3.1	immediately, without claim for compensation, tender his resignation as a director of each company in the Group in which he holds that office and from any other office held by him in any company in the Group;

14.3.2	immediately deliver up to the Company all copies and originals of documents, accounts, tapes, recordings, materials, charge or credit cards, security passes, keys, mobile telephones, computers, computer equipment including disks, computer passwords, software programs, fax machines, designs, specifications, price lists, lists of customers and all other property or information (whether written or electronically stored) which belongs to any Company in the Group or relates in any way to the business or affairs of any Company in the Group or its suppliers, agents, distributors or customers, or contains any Confidential Information, and which is in the Executive’s possession or under his control, whether prepared by him or by another party.

14.3.3	delete all Confidential Information from any other computer disks, tapes or other re-usable material in his possession or control;

14.3.4	immediately repay any outstanding debts or loans due to any company in the Group; and

14.3.5	upon request supply the Company with a signed statement confirming that he has complied with sub-clauses 14.3.2 to 14.3.3.
14.4	If the Executive fails to comply with sub-clauses 14.3.1 within seven days of being so required, the Company is hereby authorised to appoint some person in his name and on his behalf to do anything necessary to effect such resignation(s) or transfer(s) (without prejudice to any claims which the Executive may have against the Company arising out of this agreement or its termination).

14.5	If this agreement is terminated in accordance with sub-clauses 5.1, 13.7, or 14.1 the Executive will have no claim or right of action against the Company for compensation or damages or otherwise in respect of the termination. Any remuneration which has accrued and is due to him under clause 6 will not be affected.

14.6	Termination will not affect the provisions of this agreement that are expressed to operate or have effect after Termination and will be without prejudice to any other accrued rights or remedies of the parties.

14.7	If this agreement is terminated because of the liquidation of the Company to amalgamate or reconstruct or as part of any arrangement to those ends, or the sale of the Company’s undertaking or assets in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 2006 do not apply, and if the Executive is offered employment within fourteen days of such liquidation with any company concerned with such reconstruction, amalgamation or sale on terms no less favourable to him in all material respects than the terms of this agreement and for no less than the unexpired period of this agreement, then the Executive will have no claim against any company in the Group in respect of such termination.

14.8	If Executive is terminated other than as provided in clause 14.1, the Company may pay the Executive part or all of his salary in lieu of notice, plus a lump equivalent to the monthly portion paid by the Company for Executive’s healthcare coverage times the notice required under clause 5.2, and Executive shall continue to have the use of his Company provided vehicle or equivalent allowance for the number of months notice required in clause 5.2. If the Company exercises this option, the Executive’s employment will terminate accordingly and he will not be entitled to any further benefits or payment in respect of his notice period nor to any additional payment in respect of holiday which but for the termination of his employment would have accrued.
15.	INTEGRITY/ SHARE DEALING

15.1	During the Executive’s employment under this agreement, he will not directly or indirectly receive or obtain any discount, rebate, commission or other inducement (whether in cash or in kind) which is not authorised by regulations or guidelines from time to time governing dealings by executives on behalf of the Company or, if he does, he will account immediately to the Company for the amount or value so received.

15.2	In relation to dealings in shares, debentures or other securities of any Company in the Group and unpublished price sensitive information affecting the shares, debentures or other securities of any other company the Executive shall:
15.2.1	comply where relevant with every rule of law, every regulation of the United Kingdom Listing Authority, every regulation of each Relevant Company and with the spirit as well as the letter of the rules applying to the every stock exchange on which shares of any Relevant Company are listed or traded;

15.2.2	comply with all laws of the state and all regulations of the stock exchange, market or dealing system in which such dealings take place;

15.2.3	not (and shall procure so far as he is able that his spouse and children do not) deal or become, or cease to be, interested (within the meaning of Part I of Schedule XIII to the Companies Act 1985) in any securities of any company in the Group except in accordance with all applicable rules and guidelines.
16.	CONFIDENTIAL INFORMATION

16.1	For the purposes of this agreement ‘Confidential Information’ means any information which is not generally known in the relevant trade or industry, and belongs to a Company in the Group, or is learned, discovered, developed, conceived, originated or prepared during, as a result of, or in connection with, the Executive’s work, or relates to the customers or clients of a company in the Group, including but not limited to:
16.1.1	information which is unique to the Group;

16.1.2	technical information and know-how relating to the processes and operations devised, owned or used by the Group including but not limited to existing or contemplated products, services, technology, unpublished inventions, designs, formulae, computer systems, computer programs, algorithms, research or developments of the Group;

16.1.3	information relating to the business plans and policies, sales or marketing methods, strategies or reports or methods of doing business of the Group;

16.1.4	lists and contact details of customers, and details of contracts with customers and/or of their requirements;

16.1.5	lists and contact details of suppliers, and details of contracts with suppliers;

16.1.6	financial reports, budgets, trading statements and pricing lists, pricing structures and/or pricing strategies;

16.1.7	information relating to computer software or hardware;

16.1.8	any information not generally known to the public;

16.1.9	personal or other information relating to an employee, officer, consultant or client of the Group;

16.1.10	any document marked ‘confidential’ (or similar) or any information which the Executive has been told is confidential or which he might reasonably expect the Group would regard as confidential;

16.1.11	any information which the Group or its clients or customers may wish to protect by patent or copyright, or by keeping it secret or confidential; and

16.1.12	information which may affect the value of the shares in a company in the Group and (where relevant) any unpublished price sensitive information (including details of business development projects, proposed acquisitions, sales, joint ventures of disposals involving the Group).
16.2	The Executive acknowledges that the companies in the Group:
16.2.1	are engaged in the business of selling, installing, and servicing of ATM’s or copiers for which they use know-how which they have developed or acquired;

16.2.2	have invested significantly in terms of money and time in developing their business of selling, installing, and servicing of ATM’s or copiers;

16.2.3	have and expect to develop confidential proprietary information relating to their business; and

16.2.4	operate in a highly competitive commercial arena.
16.3	The Executive acknowledges that during his employment the Executive will have access to, gain knowledge of, be entrusted with and be involved in the creation of Confidential Information, improper disclosure of which could:
16.3.1	result in the Group losing its competitive edge in a material and significant area;

16.3.2	cause the Group serious financial loss; and

16.3.3	be otherwise detrimental to the Group.
16.4	The Executive undertakes as separate obligations with each Relevant Company that both during his employment and at all times after its termination (however this occurs), he will:
16.4.1	not directly or indirectly disclose, divulge or communicate to any person any Confidential Information, save to those officials of the Group whose proper province it is to know such information or with the written consent of the Board;

16.4.2	do everything reasonably within his power to protect the confidentiality of all Confidential Information;

16.4.3	not use any Confidential Information for his own benefit or for the benefit of any third party or in a manner which could be detrimental to the Group;

16.4.4	sign and observe such confidentiality undertakings in favour of the Group or any other person as the Board may reasonably require;

16.4.5	observe all undertakings, restrictions and obligations given by or imposed upon a company the Group in relation to Confidential Information or material received from any third party;

16.4.6	not without the prior written consent of the Board either directly or indirectly publish any opinion, fact or material, deliver any lecture or address, participate in the making of any film, radio broadcast or television transmission or communicate with any representative of the media or any third party in relation to:
(a)	the business or affairs of the Group;

(b)	any employee, officer, customer, client, supplier, distributor, agent or shareholder of the Group; or

(c)	the development or exploitation of any Invention or Work as defined in clause 17.
For the purpose of this clause ‘media’ includes television (terrestrial, satellite and cable), radio, newspapers and any other journalistic publications whether print or internet-based.
16.5	The provisions of sub-clause 16.4 will not apply to any information which is in the public domain through no breach of obligation by the Executive or which the Executive is ordered to disclose by a court of competent jurisdiction. Nothing in sub-clause 16.4 shall prevent the Executive from making a ‘protected disclosure’ within the meaning of the Public Interest Disclosure Act 1998.

17.	INTELLECTUAL PROPERTY RIGHTS

17.1	For the purposes of this clause:

‘Invention’ means a product, process, improvement or other discovery or invention which the Executive develops, discovers, conceives, invents or otherwise makes, alone or jointly with any other person, during the period of his employment;
‘Work’ means a literary or artistic work, including a document, record or other written work, a computer program or other software, a design, drawing, photograph, plan or model, and any database, process, formula, method, technique, know-how, data or material which the Executive creates, produces, collects or otherwise makes, alone or jointly with any other person:
in the course of his normal or specifically assigned duties under this agreement;
otherwise during the term of his employment if the work relates to any aspect of the Group’s business or may be directly or indirectly used in connection with it; or
if it was made using any of the Group’s assets.

17.2	The Executive must notify the Company immediately of an Invention. Section 39 of the Patents Act 1977 will determine whether a company in the Group or the Executive owns an Invention. If an Invention belongs to a company in the Group, the Executive must:
17.2.1	keep it confidential until a patent application for it is published;

17.2.2	furnish any description, specification, source code or other information which such company in the Group may require; and

17.2.3	on request, apply (or join in applying) for patent or other intellectual property protection for the Invention for the benefit of such company in the Group or it may direct, and do everything that such company in the Group may require to obtain this protection.
17.3	The Executive must disclose any Work to the Company immediately. Subject to sub-clause 17.2, all copyright, registered and unregistered design right, database right and other intellectual property rights in respect of any Work throughout the world will belong exclusively to the Company. For the purpose of the law of the United States the Executive acknowledges that any Work is a work for hire and that all US rights in any Work vest in the Company accordingly.

17.4	To the extent that the Executive may be the legal owner of copyright or other intellectual property rights in a Work, he hereby assigns (in the case of future copyrights, by way of present assignment of future copyright) or (in the case of all future intellectual property rights other than copyright) agrees to assign, all such rights throughout the world to the Company with full title guarantee, for the full term of such rights and any extensions or renewals, and in the meantime he will hold all such rights on trust for the Company.

17.5	All material or media recording or containing any Work will be Company property.

17.6	The Executive will, at the Company’s request and expense, do everything that may be necessary or desirable to substantiate the Company’s ownership of any Work and the copyright and all other rights in any Work.

17.7	In relation to moral rights:
17.7.1	as between the Executive and the Company, the Executive hereby waives all moral rights, including the right to be identified as author, whether pursuant to the Copyright, Designs and Patents Act 1988 or otherwise throughout the world in respect of any Work which attracts such rights; and

17.7.2	with regards to any third party the Executive will exercise such rights in accordance with the Company’s reasonable instructions and hereby appoints the Company as his agent to exercise such rights on his behalf.

18.	RESTRICTIVE COVENANTS

18.1	For the purposes of this clause, any restriction on the acts, engagement, involvement, concerns or interests of the Executive will apply whether they are undertaken or entered into directly or indirectly, as principal or otherwise, whether alone, or through or with any partners, servants or agents, or as a shareholder, officer, employee or agent of or consultant to any person, firm or company.

18.2	At no time while the Executive is employed under this agreement will he:
18.2.1	without the written consent of the Board be engaged, concerned or interested in any other business;

18.2.2	undertake any work for a third party, whether for reward or otherwise, which is the same or similar to the work performed by him for a company in the Group or carried on by a company in the Group; or

18.2.3	deal in, become interested or cease to be interested in the securities of a company in the Group except in accordance with any such company’s applicable rules and guidelines (a copy of which is obtainable from the Company Secretary) and he will procure that neither his spouse, partner nor children are party to any such dealings except in the circumstances permitted in this sub-clause.
18.3	At no time following Termination will the Executive:
18.3.1	represent himself, or permit himself to be represented, as being connected with or acting on behalf of a successor to a company in the Group or the businesses thereof;

18.3.2	represent, promote, advertise or refer to his previous connection with a company in the Group in such a way as to seek to utilise any of their goodwill; or

18.3.3	carry on, or cause or permit to be carried on, any business using any name, style, logo or image which is or has been used by a company in the Group or which is in the opinion of the Board or Chairman calculated or likely to cause confusion with such a name, style, logo or image or imply a connection with a company in the Group.
18.4	At no time during the Executive’s employment under this agreement or within six (6) months of Termination will the Executive (for the benefit of any business in competition with the Restricted Business) employ or engage or seek to employ or engage, or induce or attempt to persuade to leave the employment of, or engagement with, a Relevant Company, any Key Person.

18.5	At no time during the Executive’s employment under this agreement or within six (6) months of Termination will the Executive be concerned or engaged in any capacity in carrying on any business within the UK, which is the same as or similar to the Restricted Business.

18.6	At no time during the Executive’s employment under this agreement or within six (6) months of Termination will the Executive use knowledge of the business requirements of, or exert any influence over, or canvass, or seek or solicit by any other means business or orders from, any Customer.

18.7	At no time during the Executive’s employment under this agreement or within six (6) months of Termination will the Executive supply or render services to any Customer.

18.8	Nothing in this clause 19 will preclude the Executive (subject to clause 16):
18.8.1	from holding shares, debentures or stock of any company listed on a recognised stock exchange provided that no aggregate holding confers more than five (5) percent of the votes at a general meeting of the company concerned;

18.8.2	from holding or beneficially owning or otherwise being directly or indirectly interested in the shares or debentures (including stock) of a company in the Group.
18.9	In clause 18:
18.9.1	‘Customer’ means any person with whom the Executive, or anyone working under his direct supervision or control, has dealt with personally in the 12 months prior to Termination who, at Termination, is negotiating with the Company or any Relevant Company for Restricted Business or with whom the Company or any Relevant Company has conducted any Restricted Business at any time during the final 12 months of the Executive’s employment with the Company;

18.9.2	‘Key Person’ means any person who is, and was during the 12 months prior to Termination, an employee of the Company or of any Relevant Company working in a senior management, senior technical or senior sales position or a more senior position and with whom the Executive had material dealings;

18.9.3	‘Restricted Business’ means the business of providing convenience ATM and photocopying services in high traffic retail environments and all or any other commercial activities carried on or to be carried on by a Relevant Company or by another company in the Group about which he knew to a material extent at any time during the 12 months prior to Termination.
18.10	At no time during the Executive’s employment under this agreement or at any time thereafter will the Executive knowingly do anything that might reasonably be expected to damage the goodwill of a company in the Group.

18.11	The Executive hereby acknowledges that the restrictions set out herein are necessary to protect the legitimate interests of the businesses of the companies in the Group and do not result in undue hardship upon him.

18.12	If the Company exercises its right to suspend the Executive’s powers and duties under clause 19 the periods referred to in sub-clauses 18.4, 18.5, 18.6 and 18.7 will be reduced by the period during which the suspension has taken effect.

18.13	Each restriction in clause 18 is independent and severable from the other restrictions and enforceable accordingly. If any restriction is unenforceable for any reason but would be enforceable if part of the wording were deleted, it will apply with such deletions as may be necessary to make it valid and enforceable.

19.	GARDEN LEAVE

19.1	At any time after notice to terminate this agreement has been served or received by the Company, because of the importance of the Executive’s position to the Company’s commercial interests, the Company may elect to suspend him from the performance of all or any of his duties under this agreement and:
19.1.1	appoint a replacement to hold the same or similar job title as him and/or carry out all or any of his duties instead of him;

19.1.2	require him to perform any remaining duties at home;

19.1.3	exclude him from the Company’s offices or any other place of business of the Group;

19.1.4	require him not to communicate with suppliers, customers or employees of a Relevant Company;

19.1.5	announce to employees, suppliers and customers that he has ceased or will cease to be employed by the Company; and

19.1.6	require him not to enter into any contract or arrangement which would bind a company in the Group.
19.2	The Executive will continue to be an employee of the Company and both parties hereto will continue to be bound by the remaining terms of this agreement throughout any period during which the Company exercises any right under clause 19.

20.	RIGHTS OF SUSPENSION

20.1	If a complaint of breach of contract or misconduct is made against the Executive, the Company may suspend him for so long as the Board considers appropriate in all the circumstances including to carry out disciplinary investigations and hearings.

20.2	While the suspension continues the Company will pay the Executive’s salary and provide him with the other benefits set out in this agreement.

20.3	During the period of suspension the Company will not be obliged to provide the Executive with work and may require him to comply with such conditions as the Company may specify in relation to attending at or remaining away from the places of business of the Group.

21.	USE OF PROPERTY

21.1	The documents, accounts, tapes, recordings, materials, charge or credit cards, security passes, keys, mobile telephones, computers, computer equipment including disks, computer passwords, software programs, fax machines, designs, specifications, price lists, lists of customers and all other property or information (whether written or electronically stored) that are used in the Executive’s work (‘Group Property’) are the property of the companies in the Group and the Executive must not remove them or any other such property from the office other than for the proper performance of his duties nor may he misuse any Group Property.

21.2	At any time upon request, the Executive must immediately return to the Company all copies and originals of documents, accounts, tapes, recordings, materials, charge or credit cards, security passes, keys, mobile telephones, computers, computer equipment including disks, computer passwords, software programs, fax machines, designs, specifications, price lists, lists of customers and all other property or information (whether written or electronically stored) which belongs to a company in the Group or relates in any way to the business or affairs of a company in the Group or any of its suppliers, agents, distributors or customers, or contains any Confidential Information, and which is in the Executive’s possession or under his control and whether prepared by him or by another party.

22.	PERSONAL DATA

22.1	For administrative purposes, the Company keeps and processes records of employees’ personal data, including address, date of birth and next of kin. The Company also processes records containing certain ‘sensitive’ data, including information about gender and race, which are used to monitor and promote the equal opportunities policy, and medical records, which are kept for health and safety reasons. By signing this agreement the Executive agrees that the Company may:
22.1.1	process his personal data (including ‘sensitive’ data); and

22.1.2	disclose and transfer his personal data (including ‘sensitive’ data), both within and outside the European Economic Area, to such third parties as are reasonably necessary for the effective running of the Company’s business, or to whom the Company is legally required to disclose or transfer it.

22.2	The Company will take all reasonable steps to prevent unauthorised access to the Executive’s personal data, in accordance with the data protection principles of the Data Protection Act 1998.

23.	MEDICAL EXAMINATION

23.1	The Executive will, whenever requested by the Board, agree to an examination by a medical practitioner chosen and paid for by the Company.

23.2	At or before such examination the Executive will give written authorisation to the medical practitioner to disclose to and discuss with the Company the results of the examination and any matters which, in the medical practitioner’s opinion, might hinder or prevent the Executive (if during a period of absence) from returning to work for any period or (in other circumstances) from properly performing his duties at any time.

23.3	The Executive will allow the Company access to any medical report relating to the Executive’s physical or mental health prepared during his employment under this agreement.

24.	DECLARATION OF INTERESTS

24.1	At the date of this agreement the Executive declares that he is not directly or indirectly engaged or interested in any capacity in any other business, trade or occupation whatsoever other than as already declared in writing to the Company.

24.2	The Executive will declare to the Company forthwith any additional employment or business interest that might be deemed to be in conflict with the interests of the Group.

25.	COLLECTIVE AGREEMENTS

25.1	There are no collective agreements affecting the Executive’s employment under this agreement.

26.	DISCIPLINARY AND GRIEVANCE PROCEDURES

These are contained in separate documents.

27.	NOTICES

27.1	A notice relating to this agreement will be validly served only if given in writing and delivered personally or by courier, or sent by first class post, recorded delivery or fax, to the intended recipient at the address or fax number set out in this agreement or such other address or fax number as the parties may specify by valid notice. Notice will not be validly served if sent by email.

27.2	A notice or other communication is deemed to have been received:

27.2.1	if delivered personally or by courier, when left at the relevant address;

27.2.2	if sent by post, two days after posting it;

27.2.3	if sent by fax, on completion of transmission, provided that the transmitting fax machine displays or prints out a successful transmission report.
27.3	If a notice is deemed under clause 27.2 to have been given on a day other than a Business Day, that notice shall instead be deemed to be given on the next Business Day.

28.	ENTIRE AGREEMENT

28.1	This agreement supersedes any previous contract of service between the Company and the Executive, which is deemed to have been terminated by mutual consent as from the date on which this agreement commences.

28.2	This agreement contains the entire agreement and understanding between the parties. This agreement is subject to such modifications as the Company may agree with the Executive in writing from time to time.

28.3	The provisions of this agreement are severable. The invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this agreement.

29.	GOVERNING LAW

This agreement will be governed by and construed in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English courts.

SCHEDULE 1:
PARTICULARS OF EMPLOYMENT

Name of employer:	TRM (ATM) LIMITED

Name of employee:	KEVIN WATERHOUSE

Date of commencement of employment in present post: (Sub-clause 5.1)	1 JANUARY 2006

Date of commencement of continuous employment:
(Sub-clause 5.3)	7 JANUARY 2002

Job title: (Sub-clause 2.1)	Managing Director

Normal hours of work: (Clause 3)	As necessary

Place of work: (Clause 4)	Registered Office

Salary: (Clause 6)	£125,000

Holiday entitlement: (Clause 12)	30 days

Sickness pay and procedure: (Clause 13)	see Clause 13

Pension and other benefits: (Clauses 10 and 11.1)	see Clauses 10 and 11.1

Contracting out certificate in force: (Sub-clause 11.2)	No

Notice period required from employee to employer:
(Sub-clause 5.2)	4 months

Notice period required from employer to employee:
(Sub-clause 5.2)	9 months

Collective agreements which affect the employee’s terms and conditions:	None

Disciplinary procedure: (Schedule 2)	See separate document

Grievance procedure: (Schedule 2)	See separate document

Equal Opportunities Policy	See separate document

EXECUTED AS A DEED ON THE DATE FIRST BEFORE WRITTEN:

/s/ Jeffrey Brotman	)
Executed by Jeff Brotman, President and CEO for and on behalf of TRM Copy Centres	)
(UK) Limited	)

/s/ Kevin Waterhouse	)
Executed by Kevin Waterhouse, Managing Director in the presence of:	)

Name:	/s/ Rachel Tunks
Address:	1A Meadowbrook
Maxwell Way, Crawley
Occupation:	HR Executive